Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 29, 2024, relating to the consolidated financial statements of Nxu, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to a going concern uncertainty), appearing in the Annual Report on Form 10-K of Nxu, Inc. for the year ended December 31, 2023. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack NJ

December 27, 2024